August 20, 2012

Richard Cohen

Executive Chairman, Interim Chief Executive Officer and

Interim Chief Financial Officer

CorMedix Inc.

745 Rt. 202-206, Suite 303

Bridgewater, NJ 08807

Re: Amended and Restated Investment Banking Agreement

Dear Richard:

We are pleased to confirm that this Amended and Restated Investment Banking Agreement (the “Agreement”) amends and restates, in its entirety, the Investment Banking Agreement, dated as of May 31, 2012, by and between John Carris Investments, LLC (“John Carris”) and CorMedix Inc. (the “Company”) (the “Prior Agreement”). This Agreement shall describe the arrangements under which John Carris is engaged by the Company (both parties together referred to as the "Parties") to act as its exclusive placement agent in connection with the potential Transaction (as defined below) and the Prior Agreement shall be of no further force and effect. The terms of this relationship are as follows:

1.	Retention. Subject to the terms and conditions of this Agreement, the Company has engaged John Carris to act on behalf of the Company as its exclusive placement agent commencing on May 31, 2012 and continuing for a period of six (6) months thereafter (the "Engagement" or "Exclusive Period"), unless otherwise terminated, the resulting end date from either termination or expiration shall be referred to as the "Termination Date".

2.	Scope of Services. John Carris will:

(a)	Provide advice and assistance to the Company in connection with analyzing, structuring, negotiating and effectuating (including, but not limited to, providing valuation analyses as appropriate), and identifying potential investors in, and acting as exclusive placement agent, as appropriate, in any financing transaction involving the Company pursuant to an offering of securities (whether in the form of secured or unsecured debt (including, but not limited to, senior notes, subordinated notes, high-yield notes, or mezzanine notes), equity, equity-linked or convertible securities, any other form of indebtedness, or any other similar transaction or series of transactions, or any combination thereof (any such transaction considered in this clause, a "Transaction").

It is understood that any Proposed Transaction will be structured so that the offer and sale of securities will meet an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Act"). The Company will use commercially reasonable efforts so as not to directly or indirectly take any action, including, but not limited to, making any offer or sale of securities if, as a result, the offer and sale of securities contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Act.

CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

(b)	If (i) the Company shall enter into a definitive agreement with respect to a Transaction during the term of this Agreement, and (ii) the Company, upon consummation of the Transaction, receives proceeds in excess of $500,000, with John Carris solely and directly responsible for identifying and approaching (as evidenced in writing) and introducing the Company to the investors investing no less than $500,000 (in the aggregate) in the Transaction; then for a period of six (6) months following the consummation of such Transaction the Company agrees that it shall not engage an exclusive placement agent for any securities offering by the Company or its subsidiaries not covered by Section 2, unless the Company shall have first offered John Carris the right of first refusal to act as exclusive placement agent, on the economic terms and conditions that are offered to the Company in writing by any other investment banking firm or broker or dealer, and where John Carris exercises such right of first refusal and agrees to serve in such capacity within five (5) business days of being notified of same. If John Carris agrees to act in any such capacity, the Company and John Carris will enter into a separate engagement letter or other agreement appropriate for the type of transaction. The Company acknowledges that this Agreement is neither an express nor an implied commitment by John Carris to act in any capacity in any such transaction.

For the avoidance of doubt, this Agreement does not create any commitment by John Carris to underwrite, sell, or place any securities of the Company and, in the case of any Transaction involving an underwritten offer of securities by the Company, no such commitment will be created until the execution of an underwriting agreement or purchase agreement with respect thereto. This Agreement does not constitute a commitment or obligation by John Carris or any of its affiliates to provide any financing which may be required or advisable in connection with any Transaction contemplated in this Agreement. By signing this Agreement, the Company expressly acknowledges that John Carris does not guarantee, warrant, or otherwise provide assurance that the Company will be able to implement or consummate any Transaction contemplated herein, or achieve any other result. The scope of John Carris' engagement shall be limited to those matters expressly set forth in this Agreement.

3.	Compensation. As compensation for the services provided herein, the Company agrees to pay John Carris the following:

(a)	Exclusive Placement Fees. John Carris shall receive an aggregate cash exclusive placement fee equal to 10% of the total purchase price of the securities sold in any transaction to investors, including all amounts placed in an escrow account ("Aggregate Consideration"). Notwithstanding the foregoing, Aggregate Consideration shall not include any amounts received (in any transaction or series of transactions) from any existing stockholder of the Company listed on Exhibit A attached hereto (each, an "Existing Stockholder"). John Carris shall receive an aggregate cash exclusive placement fee equal to 5% of the total purchase price of the securities sold in any transaction to any Existing Stockholder, including all amounts placed in an escrow account.

(b)	Exclusive Placement Warrants. On each closing date on which Aggregate Consideration is paid or becomes payable, the Company shall issue to John Carris warrants ("Exclusive Placement Warrants") in an aggregate amount equal to 10% of the Aggregate Consideration raised by John Carris. The Exclusive Placement Warrants shall be issued on the same terms and conditions, including with respect to the exercise price, exercise provisions and anti-dilution, as those offered and sold in the Transaction.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

(c)	Tail Period. The Company shall and shall have caused its affiliates to pay John Carris all compensation described in this Section 3, with respect to any equity or debt financing occurring at any time prior to the expiration of twelve (12) months after the Termination Date (the "Tail Period") and including a third-party not otherwise in contact with the Company identified and approached (as evidenced in writing) by John Carris in connection with the proposed Transaction during the Engagement and John Carris provided written notification to the Company of the introduction and Company does not dispute within five (5) calendar days in writing that John Carris identified such candidates to the Company.

(d)	Mergers and Acquisitions. The Company agrees that if John Carris, directly or indirectly, introduces the Company, during the term of this Agreement, to any person or entity, excluding Existing Stockholders, that becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any affiliate thereof, then the Company shall pay to John Carris a fee ("Merger Fee"). The Merger Fee will be paid in a combination of stock and cash, to be determined by the Company, that will reflect the exact percentage of stock and or cash used for the transaction, and will be calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:

Percentage	Amount
6%	Up to $7,000,000
5%	$7,000,001 - $9,000,000
4%	$9,000,001-$11,000,000
3%	$11,000,001-$13,000,000
2%	$13,000,001-$15,000,000
1%	Above $15,000,001

"Transaction Value" shall mean the aggregate value of all cash, securities, notes, debentures, purchase options, royalties,; marketing, licensing and revenue contracts;, including contingent and installment payments; consideration paid for assets owned by majority owned subsidiaries of the Company or entities in any business relationship which are used in or are potentially useful in the Company's business and any other tangible net benefit to the Company, its shareholders or directed beneficiaries and other property and valuable consideration of every kind either (i) transferred to the Company and its affiliates in connection with any transaction involving any investment , loan or any other equity or debt financing for, or acquisition of, the Company or any affiliate thereof, or in connection with an acquisition of equity or assets thereof or (ii) transferred by the Company and its affiliates in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by the Company or any affiliate thereof or (iii) transferred or otherwise contributed by all parties to enter into any joint venture or similar joint enterprise or undertaking with the Company or any affiliate thereof. The aggregate value of all such cash, securities and other property and valuable consideration shall be the aggregate fair market value thereof as determined jointly by John Carris and the Company, or by an independent appraiser jointly selected by John Carris and the Company (with fees thereof shared by the Parties).

(e)	To the extent Transaction Value includes contingent and installment payments, escrow amounts and other delayed payment methods, then the Company shall be entitled to pay that portion of the Merger Fee reflecting such payments promptly following the Company's receipt thereof.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

(f)	Consent Solicitation. In the event that the Company requests that John Carris advise the Company with respect to a consent solicitation that is not related to or pursued in connection with any Transaction, the Company and John Carris shall mutually agree upon a reasonable fee for such services.

(g)	Expenses. In addition to any fees that may be payable to John Carris, the Company agrees to reimburse John Carris for all reasonable and documented travel and other out-of-pocket expenses directly arising out of John Carris' engagement hereunder, including, but not limited to, all reasonable and documented fees and disbursements of attorneys; provided any such fees and expenses above $2,500 shall have first been approved in writing by the Company's executive officers. On a monthly basis, John Carris shall bill for expenses incurred and reimbursable hereunder; whereupon the Company promptly shall reimburse John Carris for such expenses.

Except as expressly set forth in this Agreement, each applicable fee described above shall be additive to any other fees earned by John Carris relating to any other Transaction.

All amounts owed to John Carris hereunder shall be made in cash by wire transfer of immediately available U.S. funds to an account designated by John Carris. No amounts paid or payable to John Carris or any of its affiliates under this Agreement shall be credited against any other amounts paid or payable to John Carris except as otherwise expressly stated in this Agreement. The Company's obligation to pay any fee or expense set forth in this Agreement shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment, or counterclaim.

4.	Representations. Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants that:

(a)	(i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by the Company, and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company's governing agreement(s), or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

(b)	In the event that the Company wishes to enter into a Transaction that requires the approval of its stockholders, it is understood that both the management and the board of directors will use commercially reasonable efforts to solicit and obtain such approval.

5.	Representations. Warranties and Covenants of John Carris. John Carris hereby represents, warrants and covenants that (i) they are a business entity duly organized, validly existing and in good standing under the laws of the State of New York (ii) they have the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (iii) this Agreement has been duly authorized and executed by John Carris, and constitutes a valid and binding agreement of John Carris enforceable in accordance with its terms; (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) John Carris' governing agreement(s), or (B) any agreement to which John Carris is a party or by which any of their property or assets are bound; and (v) John Carris is a member in good standing with FINRA which is registered as a broker-dealer under the Securities Exchange Act of 1934, and is duly licensed as a broker-dealer under the laws of the State of New York and each state in which they will conduct brokerage activities and John Carris does not have, now or in the past five years, a relationship, affiliation, or association with any officer or director or stockholder of the Company or otherwise will transfer an item of value to any such officer, director or stockholder in connection with or as a result of the Transaction of this Agreement.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

6.	Independent Contractor. John Carris and the Company hereby acknowledge that John Carris is an independent contractor, that the obligations and responsibilities of John Carris are solely to the Company, and that said obligations and responsibilities of John Carris to the Company are limited to those specifically set forth in this Agreement. John Carris, by entering into this Agreement and satisfying its obligations hereunder, does not assume any fiduciary duties with respect to the Company, or the Company's Board of Directors, officers, management, employees, security holders or creditors. All decisions made with respect to any transactions undertaken by the Company, whether or not consistent with advice rendered by John Carris, shall be those of the Company. Notwithstanding anything herein to the contrary, it is understood that John Carris is not undertaking to provide any legal, regulatory, accounting or tax advice in connection with its engagement hereunder, and the Company shall rely solely upon its own experts for such matters. Moreover, the Company recognizes that John Carris has been retained only by the Company and that its engagement is not deemed to be on behalf of, and is not intended to confer or bestow the status of third-party beneficiary rights upon, any security holder, director, officer or employee or creditor of the Company, or any person or entity not a party hereto as against John Carris or any of its affiliates, their respective partners, directors, officers, agents and employees, their respective affiliates or each other person or entity, if any, controlling John Carris or any of its affiliates. Unless otherwise expressly stated in writing by John Carris, no advice or opinions rendered to the Company during the course of the engagement hereunder shall constitute a recommendation to any other party. No one other than the Company is authorized to rely upon the engagement of John Carris, or any statements or conduct by John Carris.

7.	Confidentiality.

(a)	The Company acknowledges that any written or oral advice, opinion, material and other information provided by John Carris in connection with its engagement hereunder will be treated as confidential and will be solely for the benefit and use of the Company in connection with a potential Transaction and, except as may be required by applicable law or regulation, the Company agrees that no such advice, opinion, material and information shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to John Carris be made by or on behalf of the Company, in each case without John Carris' prior consent, such consent not to be unreasonably withheld, if, in the judgment of the Company's legal counsel, is required by law or regulation or in a filing with any governmental agency in connection with the Transaction; provided that John Carris shall have had a reasonable opportunity to review any such filing prior to its public distribution. The Company agrees that any press release it may issue announcing a Transaction will, at John Carris' request, contain a reference to John Carris' role in connection with any Transaction in form and substance satisfactory to John Carris.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

(b)	The Company may provide proprietary and confidential information to John Carris in connection with this Agreement. John Carris will treat such nonpublic information concerning the Company and its business confidentially for a period from the date of this Agreement to the date which is twelve (12) months from the date of termination or expiration of this Agreement and, except as otherwise required by law, rule, regulation (including, but not limited to, regulations or rules of any governmental agency or self- regulatory agency with appropriate jurisdiction) or legal process, John

Carris will not disclose such information to a third party without the Company's consent. The Company will furnish to John Carris (and, if appropriate, will request that any acquiring entity or financing entity furnish to John Carris) such information in its possession (or in the possession of such acquiring entity or financing entity) as John Carris and the Company reasonably determine appropriate to John Carris' services under this Agreement and which John Carris requests, and agrees to cooperate with John Carris in connection with its financial review, analysis and services under this Agreement.

(c)	The Company represents and warrants that any projections provided by them to John Carris will have been prepared, in the Company's belief, in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, the Company believes are reasonable. The Company agrees to promptly advise John Carris of all developments materially affecting any proposed Transaction or any circumstance affecting, or which the Company reasonably believes may affect, the completeness or accuracy of the information previously furnished to John Carris. The Company recognizes and confirms that in advising the Company and in completing its engagement hereunder, John Carris will be using and relying on information furnished to John Carris by the Company. It is understood that in performing under this engagement John Carris may rely upon any information so supplied without independent verification. John Carris shall not have any responsibility for such independent verification and John Carris may rely on, and shall not assume any responsibility for, the accuracy or completeness of any such information. John Carris will assume that any forecasted financial information provided to it reflects the best available estimates of future financial performance.

8.	Indemnification. The Company agrees that:

(a)	The Company shall indemnify and hold harmless John Carris, their members, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal expenses reasonably incurred and documented by an Indemnified Party in connection with the defense or settlement of any claim, action or proceeding), incurred by an Indemnified Party that: (i) directly arises out of any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement of a material fact contained in any of the financial or other information furnished to John Carris by the Company or the omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or John Carris' performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense resulted from John Carris' gross negligence or bad faith in performing such services.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

(b)	If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and John Carris on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and John Carris on the other, but also the relative fault of the Company and John Carris; provided, however, in no event shall the aggregate contribution of John Carris and/or any Indemnified Party be in excess of the net compensation actually received by John Carris and/or such Indemnified Party pursuant to this Agreement.

(c)	In the event any Indemnified Party shall incur any expenses covered by this Section 8, the Company shall reimburse the Indemnified Party for such covered expenses promptly following final judicial determintation of such matter.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of the Agreement and shall be binding on any successors or assigns of the Company and successors or assigns to all, or substantially all, of the Company's business or assets.

9.	Notices. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person, by facsimile transmission, or by e-mail, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party at the addresses indicated respectively below, or at such other addresses as the parties may hereafter specify:

If to John Carris:

John Carris Investments, LLC

Attn: Mr. David Boral

Managing Director - Investment Banking

40 Wall Street, 17th Floor

New York, NY 10005

Facsimile: (212) 742-2510

If to the Company:

CorMedix Inc. Attn: Mr. Richard
Cohen Interim Chief Executive Officer
745 Rt. 202-206, Suite 303 Bridgewater,
NJ 08807 Facsimile: (908) 429-4307

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

10.	Termination. John Carris' engagement under this Agreement will run from the date of this Agreement until its expiration, or until its termination in accordance with the following: either John Carris or the Company may terminate this Agreement and the engagement contemplated hereby, with or without cause, at any time upon 5 days advance written notice to the other party. Upon termination, this Agreement shall have no further force or effect except that: (i) any fee earned (or deemed to have been earned) or payable pursuant to Section 3 as of the effective date of termination shall be paid in accordance with the terms of this Agreement; (ii) any reasonable and documented out-of-pocket expenses incurred by John Carris in accordance with the provisions of this Agreement prior to the effective date of termination shall be paid or reimbursed in accordance with the terms of this Agreement; (iii) the indemnity, contribution and other provisions as contained in Section 8 shall continue to apply notwithstanding termination for a period of six months following such termination or expiration; and (iv) the representations, warranties and covenants contained in this Agreement shall survive any completion or termination of this engagement.

11.	Survival. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall continue in full force and effect without said provision, covenant or restriction, and shall in no way be affected, impaired or invalidated, provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

12.	Governing Law. Any right to trial by jury with respect to any claim or action arising out of this Agreement or conduct in connection with the engagement is hereby waived by the Parties. This Agreement shall be deemed made in New York, and any controversies arising from or related to performance under this Agreement shall be governed by the laws of the State of New York, without regard to such State's rules concerning conflicts of laws. All controversies arising from or related to performance under this Agreement shall be adjudicated in State or Federal court within the city and county of New York. Each of the Parties consents exclusively to personal jurisdiction in New York, waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

13.	Successors. This Agreement may not be assigned by either the Company or John Carris without the prior written consent of the other party, except that the Company may assign its rights and obligations under this Agreement to any entity which succeeds to the business of the Company. The benefits of, and the obligations and liabilities assumed in this Agreement, shall be binding upon and inure to the benefit of the Company's and John Carris' respective successors and permitted assigns.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

14.	Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties regarding the matters provided for herein, and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to such matters. No alteration, waiver, amendment, change or addition hereto shall be binding or effective unless the same is set forth in writing and signed by a duly authorized representative of each party. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission, or scanned or printed copy of the original documents, shall be as effective and enforceable as the original.

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CORMEDIX INC.

August 20, 2012

AMENDED AND RESTATED INVESTMENT BANKING AGREEMENT

IN WITNESS WHEREOF, John Carris and the Company hereto have executed this Agreement as of August 20, 2012.

JOHN CARRIS INVESTMENTS, LLC

By:	/s/ George W. Carris
Name: George W. Carris
Title: Chief Executive Officer

CORMEDIX INC.

By:	/s/ Richard M. Cohen
Name: Richard M. Cohen
Title: Executive Chairman, Interim Chief Executive Officer
and Interim Chief Financial Officer

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EXHIBIT A

Existing Stockholders:

PharmaBio/Quintiles Elliott Associates

Spinnaker Capital LLC/NDP Partners University
of Arkansas/Shiva Parnters CSA Biotechnology
Fund/Brookline Parnters Millenium
Management LLC Paramount
Biosciences/Lindsay Rosenwald Galenica Ltd.

AQR Capital Management LLC/CNH Partners

Michael Arlotto David Bernfeld Michael Wheeler
Sudhir Shah Madding King Fred Zaino Lindsay

Rosenwald Philippe Weigerstorfer Rocky Bryant

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